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                    [LETTERHEAD OF CRAVATH, SWAINE & MOORE]


                                                                November 7, 1996



Dear Sir:



    We consent to the reference to our firm under the caption "Legal Matters" in Post-Effective Amendment No. 1 to the Registration Statement on Form F-4, File No. 333-15409 and the related Prospectus of Sun International Hotels Limited for the registration of Ordinary Shares and to the filing therewith of our opinion dated November 1, 1996, with respect to certain tax consequences of the Merger. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission.



                                          Sincerely,



                                          /s/CRAVATH, SWAINE & MOORE
                                            Cravath, Swaine & Moore